Exhibit 16(10)(c)

DISTRIBUTION SERVICES AGREEMENT

This Distribution Services Agreement (“Agreement”) is made as of May 1, 2008 by and between Lincoln Financial Distributors, Inc. (the “Distributor”), and The Lincoln National Life Insurance Company (the “Company”).

Recitals

WHEREAS, the Distributor has been appointed and currently serves as the principal underwriter of Lincoln Variable Insurance Products Trust (the “Trust”), a Delaware statutory trust, and each of its series listed in Schedule A (the “Funds”), pursuant to an underwriting agreement by and between Distributor and the Trust;

WHEREAS, each Fund currently offers Standard Class shares and Service Class shares and has adopted a Service Class Distribution and Service Plan (the “12b-1 Plan”) applicable to its Service Class shares; and

WHEREAS, the Company’s broker-dealer serves as the principal underwriter of certain variable annuity and/or variable life insurance contracts issued by the Company (the “Contracts”), and the Company on behalf of the broker-dealer desires to provide certain services in connection with the Contracts that offer Service Class shares of the Funds as underlying investment options of the Contracts.

Agreement

1.	Services

a. The Company shall, on behalf of its broker-dealer and as agreed upon by the parties from time to time, provide certain services or incur certain expenses relating to the Service Class shares of the Funds for activities primarily intended to sell Contracts offering Service Class shares. These services or expenses are the printing and mailing of Fund prospectuses and reports used for sales purposes and the payment of service fees on behalf of its broker-dealer as defined under FINRA rules.

b. The Company may, at its expense, subcontract with any entity or person concerning the provision of the services contemplated hereunder; provided, however, that the Company shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that the Company shall be responsible, to the extent provided in Section 5 hereof, for all acts of such subcontractor as if such acts were its own.

c. The Company will furnish to the Trust or its designee such information as the Trust or its designee may reasonably request, and will otherwise cooperate with the Trust in preparation of reports to the Trust’s Board of Trustees concerning this Agreement, as well as any other reports or filings that may be required by law.

2.	Fees

In consideration of the services provided by Company with respect to each Fund’s Service Class shares pursuant to the 12b-1 Plan, the Distributor agrees, to the extent legally permissible, to: (1) pay the Company’s broker-dealer quarterly in arrears a fee (the “Fee”) which shall accrue daily in an amount equal to the product of (A) the daily equivalent of the amount set forth in Schedule A multiplied by (B) the net asset value of the Service Class shares outstanding on such day. Such Fee shall be paid quarterly (on a calendar year basis) in arrears within thirty (30) days of the end of the quarter; provided, however, that Company shall waive payment of the Fee until the Distributor is in receipt of the Fee. Documentation to support the calculation of this Fee will be provided to the Company along with the payment. The rate of the Fee with respect to any Fund may be prospectively increased or decreased by the Trust, in its sole discretion, at any time upon notice to the Company.

3.	Nature of Services

The Distributor and the Company agree that the Distributor’s payments pursuant to this Agreement are only for the services listed in Section 1(a) herein and do not constitute payment in any manner for investment advisory services or for administrative services. The Distributor and the Company agree that this Agreement does not preclude the Trust or Distributor from contracting separately with the Company to provide other services to the Trust or Distributor.

4.	Representations and Warranties

a. The Company and its broker-dealer agrees to comply with requirements of all applicable laws, including federal and state securities laws, the rules and regulations of the SEC in connection with its performance under this Agreement.

b. The Company’s broker-dealer agrees not to act as dealer for its own account; as directed by the Company, the broker-dealer shall act solely for, upon the specific or pre-authorized instructions of, and for the account of, Contract owners. Neither the Company nor its broker-dealer shall make any representations concerning the Trust or a Fund’s shares except those representations contained in the Fund’s then-current prospectus and statement of additional information and in such printed information as the Trust may subsequently prepare, unless otherwise agreed to by the parties to this Agreement or pursuant to the Participation Agreement.

5.	Exculpation and Indemnification

a. The Company agrees that under no circumstances shall the Trust or the Distributor be liable to the Company, the Broker-Dealer or any other person under this Agreement as a result of any action by the SEC affecting the operation or continuation of the 12b-1 Plan.

b. The Distributor shall not be liable to the Company, and the Company shall not be liable to the Distributor, for acts or failures committed pursuant to its performance of the Agreement except for acts or failures which constitute willful malfeasance, bad faith or gross negligence and for obligations expressly assumed by either party hereunder. Nothing contained in this Agreement is intended to operate as a waiver by the Distributor or by the Company of compliance with any applicable law, rule, or regulation.

c. The Distributor will indemnify the Company and hold it harmless from any claims or assertions relating to the lawfulness of the Distributor’s participation in this Agreement and the transactions contemplated hereby or relating to any activities of any persons or entities affiliated with the Distributor performed in connection with the discharge of its responsibilities under this Agreement. If any such claims are asserted, the Company shall have the right to manage its own defense, including the selection and engagement of legal counsel of its choosing, and all costs of such defense shall be borne by the Distributor.

d. The Company will indemnify the Trust and Distributor and hold each harmless from any claims or assertions relating to the lawfulness of the Company’s participation in this Agreement and the transactions contemplated hereby or relating to any activities of any persons or entities affiliated with the Company performed in connection with the discharge of its responsibilities under this Agreement. If any such claims are asserted, the Trust and the Distributor shall each have the right to manage its own defense, including the selection and engagement of legal counsel of its choosing, and all costs of such defense shall be borne by the Company.

6.	Termination

a. Unless sooner terminated with respect to any Fund, this Agreement will continue with respect to a Fund only if the continuance of a form of this Agreement is specifically approved at least annually by the vote of a majority of the members of the Trust’s Board of Trustees who are not “interested persons” (as such term is defined in the Investment Company Act of 1940 (the “1940 Act”)) who have no direct or indirect financial interest in the 12b-1 Plan relating to such Fund or any agreement relating to such 12b-1 Plan, including this Agreement, (the “Independent Trustees”) cast in person at a meeting called for the purpose of voting on such approval. This Agreement may be terminated with respect to any Fund at any time without penalty by the vote of a majority of the Independent Trustees, or by a vote of a majority of the Service Class shares of such Fund on 60 days’ written notice.

b. This Agreement will automatically terminate with respect to a Fund in the event of its assignment (as such term is defined in the 1940 Act) with respect to such Fund. This Agreement may be terminated with respect to any Fund by the Trust, the Distributor or the Company, without penalty, upon 60 days’ prior written notice to the other party.

7.	Miscellaneous

a. This Agreement may only be amended by an instrument in writing signed by the parties to the Agreement; provided the Trust may amend the amounts of the Fee in accordance with Section 2 of this Agreement. All notices and other communications to either party will be duly given if in writing to the other party.

b. The Distributor may enter into other similar agreements for the provision of the services contemplated hereunder with any other person or persons without the Company’s consent.

c. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof. This Agreement shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of the State of Connecticut and shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below.

LINCOLN FINANCIAL DISTRIBUTORS, INC.		THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

By:	/s/ Thomas F. Murray	By:	/s/ Risé C.M. Taylor
Name:	Thomas F. Murray	Name:	Risé C.M. Taylor
Title:	Vice President	Title:	Vice President

Address for Notices: Lincoln Financial Distributors, Inc. Metro Center 350 Church Street Hartford, CT 06103 Attn: John Reizian		Address for Notices: The Lincoln National Life Insurance Company 1300 South Clinton Street Fort Wayne, IN 46802 Attn: William P. Flory, Jr.

Schedule A

(Schedule Effective May 1, 2009)

Fund	12b-1 Fee (Per Annum)
LVIP Baron Growth Opportunities Fund	0.25%
LVIP Capital Growth Fund	0.25%
LVIP Cohen & Steers Global Real Estate Fund	0.25%
LVIP Delaware Bond Fund	0.35%
LVIP Delaware Foundation® Aggressive Allocation Fund	0.25%
LVIP Delaware Foundation® Conservative Allocation Fund	0.25%
LVIP Delaware Foundation® Moderate Allocation Fund	0.25%
LVIP Delaware Growth and Income Fund	0.35%
LVIP Delaware Managed Fund	0.35%
LVIP Delaware Social Awareness Fund	0.35%
LVIP Delaware Special Opportunities Fund	0.35%
LVIP FI Equity-Income Fund	0.25%
LVIP Global Income Fund	0.25%
LVIP Janus Capital Appreciation Fund	0.25%
LVIP Marsico International Growth Fund	0.25%
LVIP MFS Value Fund	0.25%
LVIP Mid-Cap Growth Fund	0.25%
LVIP Mid-Cap Value Fund	0.25%
LVIP Mondrian International Fund	0.25%
LVIP Money Market Fund	0.25%
LVIP SSgA S&P 500 Index Fund	0.25%
LVIP SSgA Bond Index Fund	0.25%
LVIP SSgA Developed International 150 Fund	0.25%
LVIP SSgA Emerging Markets 100 Fund*	0.25%
LVIP SSgA International Index Fund	0.25%
LVIP SSgA Large Cap 100 Fund	0.25%
LVIP SSgA Small-Mid Cap 200 Fund	0.25%
LVIP SSgA Small-Cap Index Fund	0.25%
LVIP T. Rowe Price Growth Stock Fund	0.25%
LVIP T. Rowe Price Structured Mid-Cap Growth Fund	0.25%
LVIP Templeton Growth Fund	0.25%
LVIP UBS Global Asset Allocation Fund	0.25%
LVIP Value Opportunities Fund	0.25%
Profile Funds
LVIP Wilshire Aggressive Profile Fund	0.25%
LVIP Wilshire Conservative Profile Fund	0.25%
LVIP Wilshire Moderate Profile Fund	0.25%
LVIP Wilshire Moderately Aggressive Profile Fund	0.25%
LVIP Wilshire 2010 Profile Fund	0.25%
LVIP Wilshire 2020 Profile Fund	0.25%
LVIP Wilshire 2030 Profile Fund	0.25%
LVIP Wilshire 2040 Profile Fund	0.25%